Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-3 Nos. 333-111496, 333-125100, 333-134012, 333-144953, 333-145408 and 333-168395) of Illumina, Inc.,
(2)Registration Statements (Form S-4 Nos. 333-139111 and 333-250941) of Illumina, Inc., and
(3)Registration Statements (Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133, 333-129611, 333-134399, 333-140416, 333-147389, 333-151265, 333-159662, 333-168393, 333-188037, 333-190322 and 333-206215) of Illumina, Inc.;

of our reports dated February 16, 2021, with respect to the consolidated financial statements of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc. included in this Annual Report (Form 10-K) of Illumina, Inc. for the year ended January 3, 2021.

/s/ ERNST & YOUNG LLP

San Diego, California
February 16, 2021